UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2010

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-13368	37-1103704
(Commission File Number)	(IRS Employer Identification No.)

1515 Charleston Avenue
Mattoon, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (217) 234-7454

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item   2.01 Completion of Acquisition or Disposition of Assets.

On September 10, 2010, First  Mid-Illinois  Bancshares,  Inc. (the “Company”) issued a press release announcing that First Mid-Illinois Bank & Trust, N.A., a national bank and a wholly-owned subsidiary of the Company (“First Mid Bank”), completed its previously-announced acquisition of 10 Illinois bank branches (the “Branches”) from First Bank, a Missouri state chartered bank.   In accordance with the Branch Purchase and Assumption Agreement, dated as of May 7, 2010, by and between First Mid Bank and First Bank, First Mid Bank acquired approximately $340 million of deposits and $135 million of performing loans and the bank facilities and certain other assets of the Branches.  First Mid Bank agreed to pay First Bank (a) the principal amount of the loans acquired, (b) the net book value, or approximately $5.275 million, for the bank facilities and certain assets located at the Branches, (c) a deposit premium of 4.77% on the deposits acquired, which equates to approximately $15.724 million, and (d) approximately $1.911 million for the cash on hand at the Branches, with proration of certain periodic expenses.  The acquisition settled by First Bank paying cash to First Mid Bank for the difference between these amounts and the total deposits assumed, subject to a post-closing true-up.

A copy of the press release is attached  hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing description of the press release is qualified in its entirety by reference to the press release.

Item 9.01.                            Financial Statements and Exhibits.

(a) and (b)	Financial Statements of Businesses Acquired and Pro Forma Financial Information.

The financial statements required by Item 9.01(a) and (b) are not being filed herewith. To the extent such information is required by Item 9.01(a) and (b), it will be filed with the Securities and Exchange Commission by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)           Exhibits.

99.1           Press Release dated September 10, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES,INC.

Dated:  September 16, 2010                                                                 By:  /s/ William S. Rowland
                        Name: William S. Rowland
Title: Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 10, 2010.